NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Thomas M. Lescalleet
Senior Vice President
Griffin Land
(860) 286-7660

GRIFFIN AND TOWN OF SIMSBURY JOINTLY ANNOUNCE SETTLEMENTS OF MEADOWOOD LITIGATION

NEW YORK, NEW YORK (April 30, 2008 ) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) and the Town of Simsbury, Connecticut, today in a joint statement announced that they have settled all previously filed lawsuits related to Meadowood, Griffin’s proposed residential development in Simsbury, Connecticut.

The settlements between Griffin and the town’s Planning and Zoning Commissions were approved today by the Connecticut Superior Court. An earlier joint motion for the settlement of litigation between Griffin and the town’s Conservation Commission/Inland Wetlands and Watercourses Agency was approved by the Connecticut Superior Court on April 17th.

The terms of the settlement agreements, previously approved by Simsbury's land use commissions, allow up to 299 homes to be built, require Griffin to perform certain remediation measures on the land and enable Simsbury residents to vote on the acquisition, for town open space, of a portion of the Meadowood land that had been previously considered for development.

Speaking for Simsbury, First Selectman Mary Glassman said: “The Town of Simsbury is pleased to join with Griffin Land in announcing this settlement after many years of litigation. The agreement is a win-win for both sides in that it allows Griffin Land to continue to develop their land and allows the town to plan for future development. We are also grateful to Griffin Land for giving Simsbury residents the opportunity to vote on the purchase of the 77-acre Meadowood Triangle as open space at the May 20, 2008 townwide referendum. We look forward to working cooperatively with Griffin Land.”

Griffin’s President and Chief Executive Officer Mike Danziger, said: “We wish to thank Simsbury’s public officials for their efforts in working together toward resolution of this matter. We look forward to continuing to work with the town and public in making Meadowood a success for all parties.”

Forward-Looking Statements:

This Press Release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to the development of Meadowood.  No assurance can be given as to the timing of the development or the profitability of Meadowood.